Exhibit 99.1

PRESS RELEASE

04/27/16

Carlisle Reports Record First Quarter Earnings Per Share from Continuing Operations of $1.05, a 78% Increase Over the Prior Year, on Record First Quarter Net Sales

CHARLOTTE, NORTH CAROLINA, April 27, 2016 - Carlisle Companies, Incorporated (NYSE:CSL) reported record first quarter net sales from continuing operations of $794.0 million for the first quarter ended March 31, 2016, a 12% increase from $709.3 million in the first quarter 2015.  Net sales from acquisitions contributed 8.6% to net sales in the first quarter.  Organic net sales (defined as net sales excluding sales from acquisitions within the last twelve months, as well as the impact of changes in foreign exchange rates versus the U.S. dollar) grew 3.6%.  Fluctuations from foreign exchange had a negative impact to net sales of less than 1%.

Income from continuing operations increased 73% to a first quarter record of $68.5 million, compared with $39.5 million in the first quarter 2015.  Income growth was primarily driven by continued selling price discipline by Carlisle Construction Materials (CCM), lower raw material costs in all segments, higher net sales volume, savings from the Carlisle Operating System (COS), and contribution from the Finishing Brands acquisition in the Carlisle Fluid Technologies (CFT) segment.  On a per share basis, income from continuing operations in the first quarter 2016 rose 78% to a first quarter record of $1.05 per diluted share, from $0.59 per diluted share in the prior year.

All financial and percentage comparisons in the Company’s first quarter 2016 reporting are made to the same quarter of the previous year, unless otherwise stated.  On April 1, 2015, the Company completed the acquisition of the Finishing Brands business.  Beginning in the second quarter 2015, the Company added a reportable segment, Carlisle Fluid Technologies (CFT), to report the operations of this business post acquisition.  This press release also includes a non-GAAP measure of performance based on a comparison of three months ended March 31, 2016 to 2015 selected financial results on a pro forma basis for Carlisle and the CFT segment, which assumes the acquisition of Finishing Brands had occurred on January 1, 2014.  For a reconciliation to the reported GAAP amounts, refer to the financial exhibits.

Comment

D. Christian “Chris” Koch, President and Chief Executive Officer, said, “We are very pleased with these record first quarter results as we continue to execute on our core strategies and well established objectives.  We achieved net sales growth of 12% in the quarter, including 3.6% organic net sales growth.  Our EBIT (earnings before interest and taxes) grew an impressive 67% to $110.6 million and EBIT margin improved 450 bps to 13.9%, both record results for a first quarter.  Our focus on pricing maintenance at CCM, the solid integration of the Finishing Brands acquisition, and ongoing COS savings enabled us to again deliver increased earnings and improved cash flow in the quarter.

“Net sales at CCM in the first quarter 2016 grew 8.7% on healthy demand for commercial roofing and favorable weather conditions.  The commercial roofing market continued to display selling price discipline.  CCM’s strong performance in higher sales, pricing maintenance and COS savings resulted in segment EBIT growth of 97% and EBIT margin expansion of 800 basis points to 17.9%.  The continuance of CCM’s strong performance into the first quarter provides a solid start to the year as we enter our busiest season.  We expect another record year at CCM in 2016.

“Carlisle Interconnect Technologies’ (CIT) net sales in the first quarter grew 1.2% reflecting 2.9% higher net sales volume partially offset by lower selling price from contractual aerospace price reductions.  In addition, CIT’s net sales growth faced a more challenging comparison to double-digit net sales growth in the first quarter of last year.  CIT’s EBIT margin rose 90 basis points to a very strong 18.6% in the first quarter, a 290 basis point sequential improvement from the fourth quarter 2015.  CIT’s manufacturing initiatives to expand production capacity for its new SatCom aerospace technology and medical applications are on track.  We are very encouraged by the demand we have received for our SatCom product, and expect shipments to begin in the third quarter of this year.  For the full year, we are planning for net sales growth at CIT in the mid-to-high single digit percent range.

“Net sales at Carlisle Fluid Technologies of $61.2 million in the first quarter were in line with our expectations.  As previously announced, we completed the acquisition of MS Oberflächentechnik AG (MS) in Switzerland in the first quarter.  We are excited to be taking the first step in our focused acquisition strategy for CFT by adding this high quality powder coating business to the CFT growth platform. CFT’s EBIT margin of 11.3% included 750 basis points of acquisition related amortization expense and 200 basis points, or $1.2 million, in restructuring and relocation costs.  As part of its integration strategy, CFT commenced plans to consolidate select foreign sales and distribution offices, and to consolidate certain administrative functions into its new global headquarters in Phoenix, AZ.  We expect CFT’s new Phoenix headquarters to be ready in the second half of this year. Further relocation costs and investment in staff to support our global growth strategy are expected this year.

“We were very pleased with Carlisle FoodService Products’ (CFS) performance this quarter.  CFS’ net sales growth of 5.6% in the first quarter represents the third consecutive quarter of increased year-over-year net sales growth. CFS’ net sales growth was broad based in the foodservice market with increased sales to larger accounts and national chains. CFS’ EBIT grew 31% and its EBIT margin improved 240 basis points to 11.8% on higher net sales and increased operating efficiencies.

“Carlisle Brake & Friction’s (CBF) net sales in the first quarter decreased 17%, primarily due to a continued decline in volume from OEM customers in its key end markets of construction, mining, and agriculture.  CBF’s team took notable actions to improve efficiencies and reduce costs to achieve an EBIT margin of 5.1% this quarter, despite the significant net sales decline.  We expect the decrease in CBF’s 2016 net sales from last year will be in the high-single digit percent range.  We continue to take aggressive cost reduction measures to mitigate the impact of depressed market conditions.

“We had free cash flow generation of $90.3 million in the quarter, a 197% improvement over last year and another first quarter record, reflecting strong cash generation at CCM.  We ended the quarter with $451 million in cash on hand and $600 million of availability on our credit facility.  We intend to use our liquidity to maximize value to shareholders by pursuing acquisition and organic growth opportunities as well as returning capital to shareholders.”

Koch concluded by stating, “For the full year 2016, we continue to plan for mid-single digit sales growth reflecting organic growth led by CCM, CIT and CFS and acquisition driven growth at CFT.  Capital expenditures will be approximately $90 million to $110 million in 2016.  Again we are pleased with our strong start to 2016 and expect to have another record year.”

Segment Results for First Quarter 2016

Carlisle Construction Materials (CCM):  Net sales in the first quarter 2016 grew 8.7% to $403.7 million, reflecting higher net sales volume partially offset by lower selling price.  Organic net sales growth reflected higher demand for commercial roofing and insulation applications and favorable weather conditions in the first quarter of 2016 versus the prior year.  Segment EBIT margin rose 800 basis points to 17.9%, reflecting market discipline in selling price combined with lower raw material costs, higher net sales volume, and savings from COS.

Carlisle Interconnect Technologies (CIT): Net sales in the first quarter 2016 grew 1.2% to $196.7 million, reflecting higher net sales volume partially offset by lower selling price from contractual pricing reductions.  Net sales to the aerospace market increased 2%.  Net sales to the medical market rose 6%. Net sales to the industrial market declined 16%.  Segment EBIT margin increased 90 basis points to 18.6% in the first quarter primarily reflecting savings from COS and higher net sales volume partially offset by lower selling prices.

Carlisle Fluid Technologies (CFT):  Net sales in the first quarter 2016 were $61.2 million. On a pro forma basis, net sales in the first quarter were level with the prior year reflecting a 2.1% increase in net sales primarily due to higher selling price offset by the negative impact of foreign currency fluctuations.  On a pro forma basis, segment EBIT margin for the first quarter of 2016 decreased 180 basis points to 11.3% reflecting restructuring and relocation expenses in the first quarter.

Carlisle Brake & Friction (CBF): Net sales in the first quarter of 2016 decreased 17% to $72.0 million, comprised of 16% lower organic net sales and a 1.0% negative impact on net sales from foreign exchange rate fluctuations.  Net sales in the construction market declined 23%.  Net sales in the mining market declined 19%. Net sales in the agriculture market declined 6%.  Segment EBIT margin declined 440 basis points to 5.1%, reflecting lower sales volume mitigated by cost reduction actions.

Carlisle FoodService Products (CFS): Net sales in the first quarter 2016 grew 5.6% to $60.4 million driven by 15% higher net sales in the foodservice market partially offset by 8% lower net sales in the healthcare market.  Sales to the healthcare market declined due to lower equipment demand.  Segment EBIT margin increased 240 basis points to 11.8% in the first quarter reflecting the favorable impact of higher net sales volume.

Cash Flow

Cash flow provided from operations of $109.0 million for the three months ended March 31, 2016 was $59.5 million higher than cash provided of $49.5 million for the prior year period due to higher net income and reduction in cash usage for working capital.  In 2016, average working capital (defined as the average of the quarter-end balances, excluding current year acquisitions, of receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales from continuing operations, excluding current year acquisitions, calculated on an annualized basis) decreased to 20.2%, as compared to 20.4% for the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $90.3 million in the first quarter 2016, an increase of $59.9 million versus the prior year.  The increase in free cash flow was attributable to increased cash provided from operations.

Net cash used in investing activities for the three months ended March 31, 2016 includes $8.1 million in cash used to acquire MS.

During the first quarter 2016, we utilized $28.5 million in cash to repurchase 331,747 in shares under our repurchase program.

Conference Call and Webcast

The Company will discuss first quarter 2016 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare, sanitary maintenance, transportation, auto refinishing, general industrial, protective coating, wood and specialty. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $3.5 billion in net sales in 2015, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended March 31,
(in millions except share and per share amounts)	2016	2015

Net Sales	$794.0	$709.3

Cost and expenses:
Cost of goods sold	548.6	536.3
Selling and administrative expenses	124.1	98.1
Research and development expenses	11.3	8.8
Other income, net	(0.6)	(0.3)

Earnings before interest and income taxes	110.6	66.4

Interest expense, net	8.4	8.4
Earnings before income taxes from continuing operations	102.2	58.0

Income tax expense	33.7	18.5
Income from continuing operations	68.5	39.5

Discontinued operations
Loss before income taxes	-	(0.2)
Income tax benefit	-	(0.1)
Loss from discontinued operations	-	(0.1)
Net income	$68.5	$39.4

Basic earnings per share attributable to common shares(1)
Income from continuing operations	$1.06	$0.60
Income from discontinued operations	-	-
Basic earnings per share	$1.06	$0.60

Diluted earnings per share attributable to common shares(1)
Income from continuing operations	$1.05	$0.59
Income from discontinued operations	-	-
Diluted earnings per share	$1.05	$0.59

Average shares outstanding - in thousands
Basic	64,018	64,876
Diluted	64,876	65,896

Dividends declared and paid	$19.5	$16.7
Dividends declared and paid per share	$0.30	$0.25

(1)	Numerator for basic and diluted EPS calculated based on "two-class" method of computing earnings per share:

Income from continuing operations	$67.8	$38.9
Net income	$67.8	$38.8

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase
	March 31,		(Decrease)
(in millions, except percentages)	2016	2015	Amount	Percent

Net Sales

Carlisle Construction Materials	$403.7	$371.3	$32.4	8.7%
Carlisle Interconnect Technologies	196.7	194.4	2.3	1.2
Carlisle Fluid Technologies	61.2	-	61.2	-
Carlisle Brake & Friction	72.0	86.4	(14.4)	(16.7)
Carlisle FoodService Products	60.4	57.2	3.2	5.6
Total	$794.0	$709.3	$84.7	11.9%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$72.3	$36.7	$35.6	97.0%
Carlisle Interconnect Technologies	36.6	34.5	2.1	6.1
Carlisle Fluid Technologies	6.9	-	6.9	-
Carlisle Brake & Friction	3.7	8.2	(4.5)	(54.9)
Carlisle FoodService Products	7.1	5.4	1.7	31.5
Corporate	(16.0)	(18.4)	2.4	13.0
Total	$110.6	$66.4	$44.2	66.6%

EBIT Margins

Carlisle Construction Materials	17.9%	9.9%
Carlisle Interconnect Technologies	18.6	17.7
Carlisle Fluid Technologies	11.3	-
Carlisle Brake & Friction	5.1	9.5
Carlisle FoodService Products	11.8	9.4
Corporate	(2.0)	(2.6)
Total	13.9%	9.4%

Carlisle Companies Incorporated

Unaudited Pro Forma Segment Information1

	Three Months Ended		Increase
	March 31,		(Decrease)
	2016	2015	Amount	Percent

Net Sales

Carlisle Construction Materials	$403.7	$371.3	$32.4	8.7%
Carlisle Interconnect Technologies	196.7	194.4	2.3	1.2
Carlisle Fluid Technologies	61.2	61.2	-	-
Carlisle Brake & Friction	72.0	86.4	(14.4)	(16.7)
Carlisle FoodService Products	60.4	57.2	3.2	5.6
Total	$794.0	$770.5	$23.5	3.0%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$72.3	$36.7	$35.6	97.0%
Carlisle Interconnect Technologies	36.6	34.5	2.1	6.1
Carlisle Fluid Technologies	6.9	8.0	(1.1)	(13.8)
Carlisle Brake & Friction	3.7	8.2	(4.5)	(54.9)
Carlisle FoodService Products	7.1	5.4	1.7	31.5
Corporate	(16.0)	(18.4)	2.4	13.0
Total	$110.6	$74.4	$36.2	48.7%

EBIT Margins

Carlisle Construction Materials	17.9%	9.9%
Carlisle Interconnect Technologies	18.6	17.7
Carlisle Fluid Technologies	11.3	13.1
Carlisle Brake & Friction	5.1	9.5
Carlisle FoodService Products	11.8	9.4
Corporate	(2.0)	(2.4)
Total	13.9%	9.7%

[1]

Inclusive of pro forma adjustments in the first quarter 2015 related to the acquisition of Finishing Brands.  See the last page of the financial exhibits for a reconciliation of the adjustments to net sales and EBIT reported above.

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in millions except share and per share amounts)	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$450.5	$410.7
Receivables, net of allowance of $4.6 in 2016 and $4.7 in 2015	507.7	502.5
Inventories	380.9	356.0
Prepaid expenses and other current assets	43.6	50.3
Total current assets	1,382.7	1,319.5

Property, plant, and equipment, net of accumulated depreciation	592.3	585.8

Other assets:
Goodwill, net	1,138.8	1,134.4
Other intangible assets, net	888.1	887.8
Other long-term assets	23.9	23.4
Total other assets	2,050.8	2,045.6

TOTAL ASSETS	$4,025.8	$3,950.9

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt, including current maturities	$149.9	$149.8
Accounts payable	248.4	212.6
Accrued expenses	202.4	219.4
Deferred revenue	28.1	24.0
Total current liabilities	628.8	605.8

Long-term liabilities:
Long-term debt	595.8	595.6
Deferred revenue	161.3	159.7
Other long-term liabilities	252.4	242.4
Total long-term liabilities	1,009.5	997.7

Shareholders' equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	-	-
Common stock, $1 par value per share. Authorized 200,000,000; 78,661,248 issued; 63,961,112 outstanding in 2016 and 64,051,600 in 2015	78.7	78.7
Additional paid-in capital	298.2	293.4
Deferred compensation equity	10.4	8.0
Cost of shares in treasury - 14,472,806 shares in 2016 and 14,383,241 shares in 2015	(353.9)	(327.4)
Accumulated other comprehensive loss	(76.7)	(87.1)
Retained earnings	2,430.8	2,381.8
Total shareholders' equity	2,387.5	2,347.4

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,025.8	$3,950.9

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in millions)	2016	2015

Operating activities
Net income	$68.5	$39.4
Reconciliation of net income to cash flows provided by operating activities:
Depreciation	18.4	17.6
Amortization	15.1	10.7
Non-cash compensation, net of tax benefit	2.8	2.5
Loss on sale of property and equipment, net	0.1	-
Deferred taxes	0.6	(0.8)
Foreign exchange gain	-	(0.2)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(1.3)	(12.2)
Inventories	(20.0)	(21.4)
Prepaid expenses and other assets	6.2	8.2
Accounts payable	27.1	33.1
Accrued expenses and deferred revenues	(12.0)	(26.5)
Long-term liabilities	3.0	0.7
Other operating activities	0.5	(1.6)
Net cash provided by operating activities	109.0	49.5

Investing activities
Capital expenditures	(18.7)	(19.1)
Acquisitions, net of cash	(8.1)	-
Proceeds from sale of property and equipment	-	0.1
Net cash used in investing activities	(26.8)	(19.0)

Financing activities
Dividends paid	(19.5)	(16.7)
Proceeds from issuance of treasury shares and stock options	4.5	9.1
Repurchases of common stock	(28.5)	(8.8)
Net cash used in financing activities	(43.5)	(16.4)

Effect of foreign currency exchange rate changes on cash and cash equivalents	1.1	(0.5)
Change in cash and cash equivalents	39.8	13.6
Cash and cash equivalents
Beginning of period	410.7	730.8
End of period	$450.5	$744.4

Carlisle Companies Incorporated

Unaudited Reconciliation of Reported Amounts to Pro Forma Amounts

Adjustments to First Quarter 2015 Reported Amounts

The first quarter 2015 pro forma net sales, EBIT, and EBIT margin of (1) Carlisle Companies and Finishing Brands combined and (2) the CFT segment inclusive of Finishing Brands are provided in this earnings release because management of the Company believes that the pro forma financial information provides investors with additional information regarding trends in the financial performance of the Finishing Brands business in the periods presented in the earnings release, particularly those related to changes in net sales attributable to foreign exchange fluctuations and changes in prices, and its impact on the EBIT results of the Company as well as the CFT segment.

The information provided in the Unaudited Pro Forma Segment Information reflects the net sales, EBIT, and EBIT margin of (1) Carlisle Companies and Finishing Brands Combined and (2) the CFT Segment on a pro forma basis under the requirements of US GAAP in ASC 805.  The Company will also disclose the Company's and Finishing Brands' combined pro forma financial information in its US GAAP financial statement footnotes under Item 1 of the first quarter 2016 Form 10-Q.

The pro forma financial information presented below, as required under ASC 805, assumes the acquisition of Finishing Brands was consummated on January 1, 2014 and therefore net sales and EBIT of Finishing Brands have been combined with those of the Company in the periods prior to April 1, 2015, the date of the acquisition, and have been adjusted under the ASC 805 requirements.

Accordingly, certain non-recurring costs associated with the acquisition, primarily professional fees, have been removed from the 2015 results and included in those of 2014.  Also, the periods from January 1, 2015 to March 31, 2015 include incremental amortization and depreciation related to the measurement of intangible assets and property, plant and equipment at fair value.  The pro forma financial information may not necessarily be indicative of future results.

Three Months Ended
March 31,
Carlisle Companies and Finishing Brands Combined Pro Forma Results	2015

Reported Carlisle Companies Net Sales	$709.3
Historical Net Sales of Finishing Brands not included in CSL historical Net Sales	61.2
Carlisle Companies and Finishing Brands Combined Pro Forma Net Sales	$770.5

Reported Carlisle Companies EBIT	$66.4
Historical EBIT of Finishing Brands not included in CSL historical EBIT	10.0
Increase in amortization expense related to technology-based intangibles	(1.3)
Decrease in depreciation expense related to property, plant and equipment	0.2
Increase in amortization expense related to customer-based intangibles	(3.1)
Decrease/(increase) in acquisition-related costs	2.2
Carlisle Companies and Finishing Brands Combined Pro Forma EBIT	$74.4

Reported Carlisle Companies EBIT Margin	9.4%
Carlisle Companies and Finishing Brands Combined Pro Forma EBIT Margin	9.7%

Three Months Ended
March 31,
CFT Segment Pro Forma Results	2015

Reported Segment Net Sales	$-
Historical Net Sales of Finishing Brands not included in CSL historical Net Sales	61.2
CFT Pro Forma Net Sales	$61.2

Reported Segment EBIT	$-
Historical EBIT of Finishing Brands not included in CSL historical EBIT	10.0
Increase in amortization expense related to technology-based intangibles	(1.3)
Decrease in depreciation expense related to property, plant and equipment	0.2
Increase in amortization expense related to customer-based intangibles	(3.1)
Decrease/(increase) in acquisition-related costs	2.2
CFT Segment Pro Forma EBIT	$8.0

Reported CFT Segment EBIT Margin	-%
CFT Segment Pro Forma EBIT Margin	13.1%